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11-09-99

                           SECOND AMENDMENT TO LEASE
                              DATED JUNE 28, 1994
                                    BETWEEN
               SAMUEL LOTSTEIN REALTY COMPANY, LLC ("Landlord")
                                      AND
                          CORNERSTONE BANK ("Tenant")

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     Second Amendment to Lease made this 24th day of November, 1999 between
Samuel Lotstein Realty Company, LLC ("Landlord") and Cornerstone Bank
("Tenant").

                                   RECITALS:

     A. The parties have entered into a written Lease Agreement covering premises known as 1117 High Ridge Road, High Ridge Plaza, Stamford, Connecticut (the "Premises") dated as of June 28, 1994 (the "Lease").

     B.     By instrument dated June   , 1999 the Landlord and Tenant entered
            into a First Amendment to Lease setting forth an interim rental agreement in order to permit the parties to continue negotiations concerning a possible reduction in the Tenant's square footage and the possible relocation of the Tenant to another store location in the Building.

     C. The parties have resolved such negotiations and have agreed to certain amendments to the Lease including:

            (i)     Modification of the term of the Lease:
            (ii)    The base annual rental for the First Renewal Term; and
            (iii) The Tenant's right of first negotiation in respect to future space which may open up in the Building.

     Now, Therefore, it is hereby agreed as follow:

     1. Insofar as the First Amendment to Lease purports to set forth the rental for the premises for the period November 1, 1999 through June 30, 2000, said First Amendment to Lease is revoked and rescinded as of February 29, 2000 to be replaced by the rental terms set forth in this Second Amendment.

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     2.     Paragraph 31 of the Lease is deleted in its entirety and the following is inserted in its place:

                 31. (a) The Tenant has exercised its option for the First Renewal Term. The period of the First Renewal Term is March 1, 2000 to February 28, 2005. (i) During the period from March 1, 2000 through February 28, 2001, the annual rental shall be $72,282.96 payable at the monthly rate of $6,023.58; (ii) during the period from March 1, 2001 through February 28, 2002, the annual rental shall be $75,809.04 payable at the monthly rate of $6,317.42; (iii) during the period from March 1, 2002 through February 28, 2003, the annual rental shall be $79,335.00 payable at the monthly rate of $6,611.25; (iv) during the period from March 1, 2003 through February 28, 2004, the annual rental shall be $81,098.04 payable at the monthly rate of $6,758.17; (v) during the period from March 1, 2004 through February 28, 2005, the annual rental shall be $84,624.00 payable at the monthly rate of $7,052.00.

                 (b)  At the expiration of the First Renewal Term (February 28,
                 2005), provided Tenant is not in default of any one or more of its obligations hereunder, and subject to agreement being reached on the annual rental as set forth below, Tenant shall have two (2) options to renew for two (2) additional periods of five (5) years each. If the Tenant exercises the option for the Second Renewal Term, the Expiration Date as used herein shall be deemed to be February 28, 2010, unless the term of this Lease, as extended by said Second Renewal Term, shall be sooner terminated as hereinabove provided. If the Tenant exercises the option for the Third Renewal Term, the Expiration Date as used herein shall be deemed to be February 28, 2015, unless the term of this Lease, as extended by said Third Renewal Term, shall be sooner terminated as hereinabove provided.

                         As a condition precedent to the exercise of the option
                 to renew for the Second Renewal Term hereby granted, Tenant must notify Landlord of its intent to exercise said option by written notice delivered to Landlord no later than July 1, 2004, time being of the essence. As a condition precedent to the exercise of the option to renew for the Third Renewal Term hereby granted, Tenant must notify Landlord of its intent to exercise said option by written notice delivered to Landlord no later than July 1, 2009, time being of the essence.

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                 (c)  The annual rent payable by Tenant during the Second and
                 Third Renewal Terms shall be mutually agreed upon by good faith negotiations between Landlord and the Tenant prior to the commencement of each said Renewal Term. In the event that within sixty (60) days of the date of Tenant's notice to Landlord that it desires to exercise its option for each Renewal Term the parties are unable to agree upon the annual rental for each said Renewal Term, then Tenant shall have no further rights to renew this Lease and this Lease shall terminate as of the Expiration Date set forth at the end of the First Renewal Term or Second Renewal Term, as the case may be.

          3. Paragraph 41 of the Lease is deleted and the following is inserted in its place and stead:

                 41. Provided Tenant is not in default of any one or more of its obligations hereunder, Tenant shall have the first right to negotiate a lease for any space located in the Center, south of the Premises consisting of between 1,000 and 1,400 square feet in size. Tenant's right of first negotiation shall proceed as follows. Landlord shall notify the Tenant, in writing, that such space is available. Tenant shall have seven days from the date of Landlord's notice to notify Landlord of Tenant's desire to rent such space. Tenant's notice shall be in writing. The parties hereto will have thirty (30) days from the date of Landlord's notice to enter into a written lease agreement mutually acceptable to Landlord and Tenant. Absent receipt of Tenant's written notice within the time period hereinabove specified, or absent the execution of a written lease within the time period hereinabove specified, time being of the essence for both periods, Tenant's right to negotiate for the additional space in question shall cease and determine without further notice and Landlord shall be free to let the additional space in question free and clear of Tenant's right of negotiation.

          4. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

          5. The terms, conditions and covenants of the Lease are hereby expressly incorporated herein and made a part hereof by reference as if the same were herein set forth at length and they shall continue in full force and effect, affected only to the extent of the modification herein set forth.

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     IN WITNESS WHEREOF, the parties hereto have affixed their hand and seal to this First Amendment to Lease as of the date first above written.

                                            SAMUEL LOTSTEIN REALTY COMPANY, LLC

                                            By:   /s/ PHIL MOLSTRE
                                                --------------------------
                                                Phil Molstre, Manager

                                            CORNERSTONE BANK

                                            By:  /s/ JAMES P. JAKUBEK
                                                ---------------------------
                                                James P. Jakubek, President